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                                                                     Exhibit 8.1
                                                               December 17, 1997


North Fork Bancorporation, Inc.
275 Broad Hollow Road
Melville, New York  11747

Ladies and Gentlemen:

                  We have acted as counsel to North Fork Bancorporation, Inc., a Delaware corporation ("North Fork"), in connection with the contemplated merger (the "Merger") under the laws of the State of Delaware of New York Bancorp, Inc., a Delaware corporation ("New York Bancorp") with and into North Fork and the subsequent merger ("Subsidiary Bank Merger") under the laws and regulations of the State of New York and the laws of the United States of Home Federal Savings Bank, a federally chartered savings bank and wholly owned subsidiary of New York Bancorp ("Home Federal") with and into North Fork Bank, a New York chartered stock commercial bank and wholly owned subsidiary of North Fork ("North Fork Bank"), pursuant to the Amended and Restated Agreement and Plan of Merger dated as of October 7, 1997 by and between North Fork and New York Bancorp (the "Merger Agreement"). At your request, in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed on December 17, 1997, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act, we are rendering our opinion concerning certain federal income tax consequences of the Merger and Subsidiary Bank Merger.(1) The delivery of this opinion, dated as of the Effective Time of the Merger, is a condition to the Merger pursuant to
Section 7.2 of the Merger Agreement.

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1        Unless otherwise indicated, all defined terms used herein shall have the meanings assigned to them in the Registration Statement.
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North Fork Bancorporation, Inc.
December 17, 1997
Page 2

                  In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Joint Proxy Statement/Prospectus which is included as part of the Registration Statement, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon certain statements, representations and agreements made by North Fork, North Fork Bank, New York Bancorp, Home Federal, the shareholders of New York Bancorp and others, including representations set forth in letters from officers of North Fork, North Fork Bank, New York Bancorp and Home Federal and from shareholders of New York Bancorp (the "Representation Letters"). Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and the statements, representations and agreements made by North Fork, North Fork Bank, New York Bancorp, Home Federal, shareholders of New York Bancorp and others (including those set forth in the Representation Letters). Furthermore, we have assumed that the Representation Letters will be complete and accurate, and will be re-executed by appropriate officers of North Fork, North Fork Bank, New York Bancorp and Home Federal and by shareholders of New York Bancorp as of the Effective Time.

                  In our examination we have assumed the genuine ness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We also have assumed that the transactions related to the Merger or Subsidiary Bank Merger or con templated by the Merger Agreement will be consummated in accordance with the Merger Agreement and as described in the Registration Statement and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time.

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North Fork Bancorporation, Inc.
December 17, 1997
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Finally, we have assumed that the Merger will qualify as a statutory merger under the laws of the State of Delaware and the Subsidiary Bank Merger will qualify as a statutory merger under the laws and regulations of the State of New York and the laws of the United States.

                  In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based could affect our conclusions herein.

Opinion

                  Based solely upon the foregoing, we are of the opinion that under current law, the Merger and the Subsidiary Bank Merger will each be treated as a reorganization within the meaning of section 368(a) of the Code and that, accordingly, for federal income tax purposes, no gain or loss will be recognized by North Fork, New York Bancorp, North Fork Bank or Home Federal as a result of the Merger and Subsidiary Bank Merger, respectively (except to the extent that income may be required to be recognized due to the recapture of Home Federal's bad debt reserves).

                                             /s/ Skadden, Arps, Slate,
                                                 Meagher & Flom, L.L.P.


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